EXHIBIT 99.1

WASHINGTON BANKING CO. ELECTS NEW DIRECTOR

OAK HARBOR, WA – June 24, 2011 – Washington Banking Company (Nasdaq: WBCO), announced today that it elected Mark D. Crawford to serve on its Board of Directors. Crawford was also elected to serve on the board of Whidbey Island Bank, the Company’s wholly-owned subsidiary.

“Mark is a great representative for north Snohomish County,” stated Tony Pickering, Chairman of the Board for Washington Banking Company. “He is extremely involved in the community, particularly with youth activities, devoting a lot of time to coaching and attending local sporting events with his family. He’ll be a great addition to our Board.” Pickering advised that Crawford was appointed to the Company’s Audit Committee and Compensation Committee.

Crawford, a resident of Stanwood WA, is the President of Smokey Point Concrete, Inc., a position he has held since 1986. He served on the Washington Aggregate & Concrete Association Board, and is an Advisory Board member for Youth Dynamics – Arlington WA. Crawford has additional experience in board and committee service for other local entities and he holds a Bachelor of Arts Degree in Business Management from Portland State University.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. With its two FDIC-assisted acquisitions in 2010, Whidbey Island Bank currently operates 30 full-service branches located in six counties in Northwestern Washington. In June 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies. Washington Banking was the only company in the Pacific Northwest that ranked in the top 100 best performing community banks between $500 million and $5 billion in assets by SNL Financial in 2010, and joined the Keefe, Bruyette &Woods 2010 Bank Honor Roll, based on its superior 10-year track record.

NOTE: Transmitted on GlobeNewswire at 10:52 PDT on June 24, 2011.

www.wibank.com

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